Exhibit 10.9
SERVICE AGREEMENT
BETWEEN
RTP ENVIRONMENTAL ASSOCIATES, INC.
AND
BUFFALO RIDGE ENERGY, LLC
THIS AGREEMENT is entered into between RTP ENVIRONMENTAL ASSOCIATES, INC. hereinafter called Consultant, and BUFFALO RIDGE ENERGY, LLC hereinafter called Client. In consideration of the covenants herein contained and upon subject to the mutual terms and conditions set forth herein, the parties hereto agree as follows:
1.	SCOPE OF WORK — Consultant shall provide environmental consulting services for BUFFALO RIDGE ENERGY, LLC as outlined in RTP ENVIRONMENTAL ASSOCIATES, INC.’s letter proposal to Mr. Matthew Sederstrom dated June 28, 2006.
2.	PAYMENT — For performance of the Services provided and as outlined in RTP ENVIRONMENTAL ASSOCIATES, INC.’s letter proposal dated June 28, 2006, Consultant shall invoice the Client according to the attached Schedule of Charges and Client shall pay Consultant at 400 Post Avenue, Suite 105, Westbury, New York 11590 at the time specified herein. Terms for payment are net 30 days with 1.5% per month service charge on balances past due 30 days or more.
3.	RESPONSIBILITY OF CONSULTANT — Consultant shall perform the Services as an independent contractor in accordance with its own methods, terms of this Agreement, and applicable laws and regulations. Consultant’s liability arising out of or in connection with the Services shall be limited to performing at its own expense Services which are (1) deficient because of Consultant’s failure to perform said Services in accordance with normal professional standards for performing services of a similar nature, and (2) reported in writing to Consultant within a reasonable time, not to exceed thirty (30) days from the completion of the Services in accordance with Article 6. Where Client’s project requires public agency approval, Consultant will attempt to assist in facilitating approval. However, Consultant does not assume responsibility for securing approval by such agency.
Because of the nature of the work involved in this proposal, the Client shall indemnify and save and hold harmless from and against any damage, liability, loss, cost or claim, whether occasioned by RTP ENVIRONMENTAL ASSOCIATES, INC., its officers, employees and agents or any other person or persons arising out of, resulting from or related to, the performance of the work provided for in this agreement; provided, however, that Client shall not be obligated hereunder to indemnify, save and hold harmless Consultant, its officers, employees or agents against any damage, liability, loss, cost, or claim which arises out of or in connection with the intentional wrongful acts of, or the active negligence of, Consultant, or its officers, employees or agents.
4.	ASSIGNMENT AND SUBCONTRACTING — This Agreement shall not be assigned by either party without the prior written approval of the other. Consultant may subcontract portions of the services to a qualified subcontractor with prior approval of Client. Consultant agrees that Client will incur no duplication of costs as a result of any such subcontract.

SERVICE AGREEMENT
BETWEEN
RTP ENVIRONMENTAL ASSOCIATES, INC.
AND
BUFFALO RIDGE ENERGY, LLC
Continued
5.	INSURANCE

RTP maintains at its own cost and expense professional errors and omissions insurance and such public liability and other insurance as may protect BUFFALO RIDGE ENERGY, LLC and its employees from claims for damages to property and for bodily injury and personal injury, including death, which may arise from or relate to the terms and conditions of this agreement up to the limits specified below.
1.	Comprehensive General Liability on an occurrence basis:
a)	General aggregate — $2,000,000.00

b)	Products completed, operations aggregate — $2,000,000

c)	Personal and advertising injury — $2,000,000.00

d)	Each occurrence — $1,000,000.00

e)	Fire damage — $50,000.00

f)	Medical expense (any one person) $5,000.00
The foregoing aggregate limits shall apply on a per project basis.
2.	Automobile Liability:
a)	Any auto coverage — $1,000,000.00

b)	Hired autos — $1,000,000.00

c)	Non-owned auto coverage — $1,000,000.00
3.	Workers= Compensation Insurance and Employer Liability
a)	Each accident — $100,000.00

b)	Disease — policy limit $500,000.00

c)	Disease — each employee $100,000.00
4.	Disability Benefits — Liability (Statutory requirements)

5.	Professional Errors and Omissions Insurance coverage of not less than $1,000,000.00 per claim and $2,000,000.00 annual aggregate or design liability coverage of not less than $1,000,000.00
RTP’s insurance may not cover the actions of its subcontractors and those subcontractors not covered should be required to meet stipulated insurance requirements of the client.
6.	COMPLETION AND ACCEPTANCE — Upon completion of the Services by Consultant, Client shall promptly provide Consultant with a written listing of any Services not completed. Any Services not listed by Client as incomplete in a listing delivered to Consultant within thirty (30) days of completion of said Services shall be deemed complete and accepted.

SERVICE AGREEMENT
BETWEEN
RTP ENVIRONMENTAL ASSOCIATES, INC.
AND
BUFFALO RIDGE ENERGY, LLC
Continued
With respect to Services listed by Client as incomplete, Consultant shall complete such Services and the above acceptance procedure shall be repeated.
7.	TERMINATION — Client may terminate, with or without cause, upon thirty (30) days written notice to Consultant. Absent Consultant’s breach of this Agreement, Consultant shall be paid for Services rendered to the date of termination. Consultant may suspend or terminate this Agreement upon seven days written notice to Client in the event of substantial failure by Client to perform in accordance with the terms of this Agreement including, but not limited to, nonpayment of amounts owing to Consultant through no fault of Consultant or an unreasonable delay caused by Client or its agents.
8.	DELAY; FORCE MAJEURE — Should performance of the Consultant’s services be materially hampered by causes beyond its reasonable control, a Force Majeure results. Force Majeure includes, but is not restricted to, acts of contractors (other than Consultant’s contractors), fires, floods, labor disturbances, and unusually severe weather.
If a Force Majeure occurs, Consultant will be granted a time extension based upon the effect of the Force Majeure upon Consultant’s performance. The parties will also agree upon terms and conditions, including additional compensation, for continuation or termination of this Agreement. If no agreement is reached, a Force Majeure which continues for 120 days from the event of Force Majeure gives Consultant the option to terminate its obligations under this Agreement in accordance with Article 7.
9.	GOVERNING LAW — This Agreement is to be governed by and construed in accordance with the laws of Minnesota. Any action at law or judicial proceeding instituted for the breach of this Agreement shall be resolved only in the State or Federal courts of the State of Minnesota. Any additional costs associated with RTP’s defense in any action outside of New York will be borne by the Client.
10.	AMENDMENTS — Any amendment to this Agreement shall be in writing and signed by Consultant and Client. In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the parties shall negotiate an equitable adjustment to the provisions with a view toward affecting the purpose of this Agreement. In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the parties shall negotiate an Agreement. In such a case, the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.
11.	TESTIMONY — Should Consultant, its directors, officers or employees be required to testify or to submit information to any judicial or administrative hearing concerning matters, this will be performed in accordance with the Cost Schedule then in effect. Should Consultant be required by a third party to testify at such a hearing, Consultant shall notify Client as to the date and time of such hearing. Client agrees to save and hold harmless Consultant from and against all costs incurred as a result of a judicial or administrative hearing concerning the services provided for herein.

SERVICE AGREEMENT
BETWEEN
RTP ENVIRONMENTAL ASSOCIATES, INC.
AND
BUFFALO RIDGE ENERGY, LLC
Conclusion
12.	TIME TO BAR TO LEGAL ACTION

A.	Period: All legal actions, including claims for indemnity, by either party against the other for failure to perform or to perform properly under this Agreement or any legal action however denominated or essentially based upon such breach shall be barred two (2) years from commencement of the period defined in B.

B.	Commencement of Period: The period commences when the claimant knew or should have known of its claim. But, in any event, the period commences for:
1.	Client claims when Consultant’s performance is substantially complete; and

2.	Consultant claims when final payment by Client has been made.
13.	ENTIRE AGREEMENT — In the event any services provided for herein are authorized by the client to be performed or caused to be performed by Consultant prior to the effective date of this Agreement, such Services shall be deemed to have been performed under this Agreement. This Agreement, including all attachments incorporated herein by reference, constitutes the entire Agreement between the parties. Any oral agreements, understandings, proposals, purchase orders or negotiations are intended to be integrated herein and to be superseded by the terms and conditions of this Agreement.
AUTHORIZATION TO PROCEED:

BUFFALO RIDGE ENERGY, LLC		RTP ENVIRONMENTAL ASSOCIATES, INC.

By:	/s/ Gregory Van Zanten	By:	/s/ Kenneth Skipka

Title:	chairman	Title:	Principal

Date:	8/31/06	Date:	9/7/06

SCHEDULE OF CHARGES — 2006
BUFFALO RIDGE ENERGY, LLC
PERSONNEL CHARGES

Title	Billing Rate
Principal/Project Manager	$150/hr
Senior Scientist/Engineer	$100/hr
Scientist/Engineer	$ 85/hr
Assistant Scientist/Technician	$ 65/hr
Word Processor/Draftsman	$ 55/hr
Expert Testimony rates quoted separately.
OTHER CHARGES

Reproduction (per sheet)	$0.15
Facsimile transmissions (per sheet)	$1.00
Automobile (per mile)	$0.445
Outside services, equipment and facilities not furnished directly by RTP ENVIRONMENTAL ASSOCIATES, INC., will be billed at cost plus 10%. Services may include, but are not limited to the following:
Rental of equipment and vehicles,
Outside laboratory testing,
Special fees, permits, insurance, etc.,
Transportation on public carriers,
Printing and photographic reproduction,
Subcontractors to RTP Environmental Associates, Inc.,
Meals and lodging and
Shipping, telephone and other materials.
Payment Terms: Net thirty (30) days. Thereafter, one and one-half percent (1 1/2%) interest per month on the unpaid balance will be charged.